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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LSI LOGIC CORPORATION

LSI Logic Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

A.   The name of the Corporation is LSI Logic Corporation.

B. The name under which this Corporation was originally incorporated was LSI Logic Corporation.

C. The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was December 5, 1986.

D. Pursuant to Section 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates the provisions of the Corporation's Certificate of Incorporation.

E. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

F. The Certificate of Incorporation of this corporation is restated in its entirety to read as follows:

1.   The name of the corporation is LSI Logic Corporation (the "Corporation").

2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. (a) The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this Corporation shall have authority to issue is One Billion Three Hundred and Two Million(1,302,000,000), of which One Billion Three Hundred Million (1,300,000,000) shall be Common Stock with a par value of $.01

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per share and Two Million (2,000,000) shall be Preferred Stock with a par value of $.01 per share.

     (b) The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the Shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (i) The number of shares constituting that series and the distinctive designation of that series;

     (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (viii) Any other relative or participating rights, preferences and limitations of that series.

5.   The Corporation is to have perpetual existence.

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6.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

7. The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation.

8. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single candidate or may distribute them among the number of directors to be elected, or for any two or more of them as he may see fit.

9. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

10. To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this
Article 10 with respect to any matter occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

11. Elections for directors need not be by ballot unless a stockholder demands selection by ballot at the meeting and before the voting begins or unless the By-Laws so require.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The foregoing Restated Certificate of Incorporation has been duly approved by the Board of Directors and only restates and integrates and does not further amend the Corporation's Certificate of Incorporation as heretofore duly amended, and there is no discrepancy between those provisions as amended by duly held votes of the stockholders and the provisions of this Restated Certificate of Incorporation.

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The undersigned declares under penalty of perjury the foregoing represents the act and deed of the Corporation and that the matters set forth in the foregoing certificate are true of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate at Milpitas, California, this 20th day of September, 2000.

                                       /s/ David G. Pursel
                                       ----------------------------
                                       David G. Pursel
                                       Vice President,
                                       General Counsel and Secretary